EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 33-32612-99 and 333-157040) of Ashland Inc. of our report dated June 28, 2010 relating to the financial statements and supplemental schedule of the Ashland Inc. Employee Savings Plan at and for the year ended December 31, 2009, which appear in this Form 11-K.

/s/  PricewaterhouseCoopers LLP

Cincinnati, Ohio
June 28, 2010